Exhibit 99.1

Dave Issues Statement in Response to Amended FTC Complaint and Provides Update on New ExtraCash Fee Structure

LOS ANGELES, CA — December 31, 2024 — The Department of Justice (the “DOJ”), on behalf of the Federal Trade Commission (the “FTC”), filed an amended complaint in its lawsuit against Dave Inc. (“Dave” or the “Company”) on December 30, 2024. This is not a new lawsuit, and it is typical for the DOJ to take over litigation of this type. The allegations in the lawsuit have not changed in substance. We believe that the amendment simply adds a claim for civil money penalties (“CMPs”) without any support and adds Jason Wilk, Founder and CEO of Dave, as a defendant without any basis. We believe the amended complaint is a continued example of government overreach and includes numerous allegations that are based on various inaccuracies.

The DOJ must prove that there was knowledge of the alleged violation of the law to obtain CMPs. We believe that we have always acted within the law, and we have continued to rely on the fact that other government agencies have previously reviewed the Company’s business model without taking action. We take compliance and consumer transparency very seriously, and we intend to vigorously defend ourselves in this matter.

Furthermore, since optional tips seemed to be a primary focal point of the complaint, we are providing an update on our simplified mandatory fee structure. The new fee structure eliminates optional tips and express fees for the Company’s ExtraCash product. As discussed on Dave’s third quarter 2024 earnings call, this new fee structure was the next step in the evolution of the Company’s business model that was taken in the ordinary course. Following positive customer feedback and adoption, all new Dave members onboarded on or after December 4, 2024 have been transitioned to this new fee structure and the transition of existing members is underway. Based on strong initial results, which suggest enhancements to member lifetime value, the Company expects to complete the full implementation of its new fee structure in early 2025.

Overall, the Company’s outlook remains positive, and we look forward to sharing our results and a more substantive update during our fourth quarter earnings call in early March.

About Dave

Dave (Nasdaq: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. Dave partners with Evolve Bank & Trust, a FDIC member. For more information about the company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com and follow @davebanking on X.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feels,” “believes,” “expects,” “estimates,” “projects,” “intends,” “remains,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, statements relating to the DOJ’s lawsuit against Dave, transition to a new fee structure for Dave’s ExtraCash product, Dave’s outlook and any other statements about future events. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: the ability of Dave to compete in its highly competitive industry; the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry; the ability of Dave to manage risks associated with providing ExtraCash advances; the ability of Dave to retain its current Members, acquire new Members and sell additional functionality and services to its Members; the ability of Dave to protect intellectual property and trade secrets; the ability of Dave to maintain the integrity of its confidential information and information systems or comply with applicable privacy and data security requirements and regulations; the reliance by Dave on a single bank partner; the ability of Dave to maintain or secure current and future key banking relationships and other third-party service providers, including as contemplated by the previously announced letter of intent to form a strategic partnership with a potential bank sponsor; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business; the ability to attract or maintain a qualified workforce; level of product service failures that could lead Dave Members to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings, including the DOJ’s lawsuit against Dave; the ability to maintain the listing of Dave Class A Common Stock on The Nasdaq Stock Market; the possibility that Dave may be adversely affected by other economic factors, including fluctuating interest rates, and business, and/or competitive factors; and other risks and uncertainties discussed in Dave’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2024 and subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

DAVE@elevate-ir.com

Media Contact

Dan Ury

press@dave.com